Exhibit 99.1

CONTACT:
Debra McConnell	FOR IMMEDIATE RELEASE
Global Communications	Wednesday, May 20, 2026
(508) 390-2323

TJX REPORTS Q1 FY27 RESULTS; COMP SALES UP 6%, PRETAX PROFIT MARGIN OF 12.0%, AND DILUTED EPS OF $1.19, UP 29% VS. LAST YEAR, ALL WELL ABOVE PLAN; INCREASES FULL YEAR FY27 COMP SALES GROWTH, PRETAX PROFIT MARGIN, EPS, AND SHARE BUYBACK GUIDANCE

•Q1 consolidated comparable sales increased 6%, well above the Company’s plan
•Q1 pretax profit margin of 12.0%, up 1.7 percentage points versus last year and well above the Company’s plan
•Q1 diluted earnings per share of $1.19, up 29% versus last year and well above the Company’s plan
•Returned $1.1 billion to shareholders in Q1 through share repurchases and dividends
•Increases full year FY27 outlook for comp sales growth to 3% to 4%, pretax profit margin to 11.9% to 12.0%, diluted earnings per share to $5.08 to $5.15, and share buyback range to $2.75 to $3.0 billion

Framingham, MA – The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the first quarter ended May 2, 2026. Net sales for the first quarter of Fiscal 2027 were $14.3 billion, an increase of 9% versus the first quarter of Fiscal 2026. First quarter Fiscal 2027 consolidated comparable sales increased 6%. Net income for the first quarter of Fiscal 2027 was $1.3 billion and diluted earnings per share were $1.19, up 29% versus $.92 in the first quarter of Fiscal 2026.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “I am extremely pleased with our first quarter performance. Sales, pretax profit margin, and earnings per share were all well above our plan. Throughout the quarter, our teams around the globe successfully executed on our off-price fundamentals to deliver on our value mission and offer an exciting treasure-hunt shopping experience to customers, every day. All of our divisions delivered strong comparable sales growth and increases in customer transactions. With our above-plan first quarter results, we are raising our sales and profitability guidance for the full year. The second quarter is off to a good start, and we are excited about the initiatives we have planned to keep driving sales and attract consumers to our retail banners. Availability of quality, branded merchandise is outstanding, and we are well-positioned to take advantage of the plentiful buying opportunities we are seeing in the marketplace. Going forward, we are convinced that the flexibility and resiliency of our off-price business model will continue to be a tremendous advantage. We are energized by the opportunities we see to drive sales, continue expanding our global footprint, and capture additional market share around the world for many years to come.”

Comparable Sales by Division

The Company’s comparable sales by division for the first quarter of Fiscal 2027 and Fiscal 2026 were as follows:

First Quarter Comparable Sales
	FY2027	FY2026

Marmaxx (U.S.)[1]	+6%	+2%
HomeGoods (U.S.)[2]	+9%	+4%
TJX Canada[3]	+7%	+5%
TJX International (Europe & Australia)[4]	+4%	+5%

TJX	+6%	+3%
1Includes TJ Maxx, Marshalls, and Sierra stores as well as their e-commerce sites. 2Includes HomeGoods and Homesense stores. 3Includes Winners, HomeSense, and Marshalls stores in Canada. 4Includes TK Maxx and Homesense stores, as well as TK Maxx e-commerce sites in Europe.

Net Sales by Division

The Company’s net sales by division for the first quarter of Fiscal 2027 and Fiscal 2026 were as follows:

	First Quarter Net Sales ($ in millions)[1]		First Quarter FY2027 Reported Sales Growth	First Quarter FY2027 Sales Growth on a Constant Currency Basis[2]
	FY2027	FY2026

Marmaxx (U.S.)[3]	$8,650	$8,052	+7%	N.A.
HomeGoods (U.S.)[4]	$2,506	$2,254	+11%	N.A.
TJX Canada[5]	$1,285	$1,144	+12%	+9%
TJX International (Europe & Australia)[6]	$1,882	$1,661	+13%	+7%

TJX	$14,323	$13,111	+9%	+8%
1Net sales in TJX Canada and TJX International include the impact of foreign currency. 2Reflects net sales adjusted for the impact of foreign currency; see Impact of Foreign Currency, below. 3Includes TJ Maxx, Marshalls, and Sierra stores as well as their e-commerce sites. 4Includes HomeGoods and Homesense stores. 5Includes Winners, HomeSense, and Marshalls stores in Canada. 6Includes TK Maxx and Homesense stores, as well as TK Maxx e-commerce sites in Europe.

Margins

For the first quarter of Fiscal 2027, the Company’s pretax profit margin was 12.0%, well above the Company’s plan and 1.7 percentage points above last year’s first quarter pretax profit margin of 10.3%.

Gross profit margin for the first quarter of Fiscal 2027 was 31.3%, up 1.8 percentage points versus last year’s 29.5%, driven by an increase in merchandise margin, a benefit from favorable inventory and fuel hedges, and expense leverage on sales.

Selling, general, and administrative (SG&A) costs as a percent of sales for the first quarter of Fiscal 2027 were 19.5%, a 0.1 percentage point increase versus last year’s 19.4%.

Net interest income had a neutral impact to first quarter Fiscal 2027 pretax profit margin versus the prior year.

The Company’s first quarter Fiscal 2027 pretax profit margin was well above its plan, primarily driven by expense leverage on above-plan sales, favorable fuel hedges, and a stronger-than-expected merchandise margin.

Inventory

Total inventories as of May 2, 2026 were $7.7 billion, compared to $7.1 billion at the end of the first quarter of Fiscal 2026. Consolidated inventories on a per-store basis as of May 2, 2026, including distribution centers, but excluding inventory in transit and the Company’s e-commerce sites, were up 7% on a reported basis, and up 6% on a constant currency basis, versus last year. The Company’s inventory position reflects the excellent buying opportunities it saw in the marketplace during the first quarter. The Company is well-positioned to take advantage of the outstanding availability of quality merchandise and flow fresh assortments to its stores and online this spring and summer. Inventory on a constant currency basis reflects inventory adjusted for the impact of foreign currency, if any, as described below.

Cash and Shareholder Distributions

For the first quarter of Fiscal 2027, the Company generated $1.1 billion of operating cash flow and ended the quarter with $5.6 billion of cash.

During the first quarter of Fiscal 2027, the Company returned a total of $1.1 billion to shareholders. The Company repurchased 3.8 million shares of TJX stock for a total of $604 million and paid $471 million in shareholder dividends.

The Company is increasing its range for share repurchases to $2.75 to $3.0 billion of TJX stock during Fiscal 2027. The Company may adjust the amount purchased under this plan up or down depending on various factors. The Company remains committed to returning cash to its shareholders while continuing to invest in the business to support the near- and long-term growth of TJX.

Second Quarter and Full Year Fiscal 2027 Outlook

For the second quarter of Fiscal 2027, the Company is planning consolidated comparable sales to be up 2% to 3%, pretax profit margin to be in the range of 11.4% to 11.5%, and diluted earnings per share to be in the range of $1.15 to $1.17.

For the full year Fiscal 2027, the Company is raising its consolidated comparable sales outlook to be up 3% to 4%. The Company is increasing its pretax profit margin outlook to be in the range of 11.9% to 12.0% and raising its diluted earnings per share outlook to be in the range of $5.08 to $5.15.

The Company is not flowing through the entirety of its first quarter Fiscal 2027 above-plan pretax profit margin and diluted earnings per share performance to its full year Fiscal 2027 outlook. The Company’s full year Fiscal 2027 outlook now assumes that a higher cost of fuel will be in place for the remainder of the year and that it will be unfavorable to pretax profit margin and diluted earnings per share versus its previous outlook.

Stores by Concept

During the fiscal quarter ended May 2, 2026, the Company increased its store count by 48 stores overall to a total of 5,262 stores and increased total square footage by 0.8% versus the prior quarter.

	Store Locations[1] First Quarter FY2027		Gross Square Feet First Quarter FY2027 (in millions)
	Beginning	End	Beginning	End

In the U.S.:
TJ Maxx	1,348	1,354	36.3	36.5
Marshalls	1,255	1,265	34.9	35.1
HomeGoods	963	969	22.6	22.8
Sierra	145	153	3.0	3.1
Homesense	79	84	2.2	2.3
In Canada:
Winners	316	319	8.7	8.8
HomeSense	162	162	3.8	3.8
Marshalls	111	112	3.0	3.0
In Europe:
TK Maxx	673	679	18.5	18.7
Homesense	74	74	1.4	1.4
In Australia:
TK Maxx	88	91	1.9	1.9

TJX	5,214	5,262	136.3	137.4
1Store counts above include both banners within a combo or a superstore.

Impact of Foreign Currency

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates. Given the global operations of the Company, to facilitate comparability, the Company has provided sales growth and inventory on a constant currency basis, which assumes a constant exchange rate between periods for translation based on the rate in effect for the prior period.

The movement in foreign currency exchange rates had a one percentage point positive impact on the Company’s net sales growth in the first quarter of Fiscal 2027 versus the prior year. The overall net impact of foreign currency exchange rates had a $.01 positive impact on first quarter Fiscal 2027 diluted earnings per share.

A table detailing the impact of foreign currency on TJX’s net sales and pretax profit margin, as well as those of its international businesses, can be found in the Investors section of TJX.com.

The foreign currency exchange rate impact to diluted earnings per share does not include the impact currency exchange rates have on various transactions, which the Company refers to as “transactional foreign exchange.”

About The TJX Companies, Inc.

The TJX Companies, Inc., a Fortune 100 company, is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. Our mission is to deliver great value to customers every day. We do this by offering a rapidly changing assortment of quality, fashionable, brand name, and designer merchandise at prices generally 20% to 60% below full-price retailers’ regular prices on comparable merchandise. We operate over 5,200 stores across ten countries, including TJ Maxx, Marshalls, HomeGoods, Homesense, and Sierra in the U.S.; Winners, HomeSense, and Marshalls in Canada; TK Maxx and Homesense in Europe, and TK Maxx in Australia. We also operate e-commerce sites for TJ Maxx, Marshalls, and Sierra in the U.S. and three sites for TK Maxx in Europe. Our value mission extends to our corporate responsibility efforts, which are focused on supporting our Associates, giving back in the communities we serve, the environment, and operating responsibly. Additional information about TJX’s press releases, financial information, and corporate responsibility are available at TJX.com.

First Quarter Fiscal 2027 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s first quarter Fiscal 2027 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (toll free) or (203) 369-0233 through Tuesday, May 26, 2026, or at TJX.com.

Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). However, management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods and between results in prior periods and expectations for future periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that affect overall comparability. Non-GAAP financial measures used in this press release include sales growth on a constant currency basis and inventory on a constant currency basis. The Company uses these non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating the Company’s performance, including relative to others in the market. Management also uses these non-GAAP measures to consider underlying trends of the Company’s business and believes presenting these measures also provides information to investors and others to assist them in understanding and evaluating trends in the Company’s operating results or measure performance in the same manner as the Company’s management. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. The use of these non-GAAP financial measures may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Cautionary Note Regarding Forward-Looking Statement

This release contains “forward-looking statements.” These forward-looking statements generally can be identified by the use of words such as “aim,” “anticipate,” “approximately,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “strive,” “target,” “will,” and “would,” or any variations of these words or other words with similar meanings. These forward-looking statements address various matters that we intend, expect or believe may occur in the future, including, among others, statements regarding the Company’s anticipated operating and financial performance, business plans and prospects, dividends and share repurchases and second quarter and full year Fiscal 2027 outlook. Each forward-looking statement contained in this press release is inherently subject to risks, uncertainties and potentially inaccurate assumptions that could cause actual results to differ materially from those expressed or implied by such statement.

We cannot guarantee that the results and other expectations expressed, anticipated or implied in any forward-looking statement will be realized. Applicable risks and uncertainties include, among others, execution of buying strategy and inventory management; customer trends and preferences; competition; various marketing efforts; operational and business expansion; management of large size and scale; merchandise sourcing and transport; international trade and tariff policies; data security and maintenance and development of information technology systems; labor costs and workforce challenges; personnel recruitment, training and retention; corporate and retail banner reputation; evolving corporate governance and public disclosure regulations and expectations with respect to environmental, social and governance matters; expanding international operations; fluctuations in anticipated quarterly and annual operating results, financial performance, business plan prospects, investments and market expectations; inventory or asset loss; cash flow and plans with respect to long-term indebtedness; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; real estate activities; economic conditions and consumer spending; market instability; severe weather, serious disruptions or catastrophic events; disproportionate impact of disruptions during certain seasons of the fiscal year; commodity availability and pricing; fluctuations in currency exchange rates; fluctuations in fuel prices; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; quality, safety and other issues with our merchandise; tax matters; and other factors set forth under Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended January 31, 2026, as well as the other information we file with the U.S. Securities and Exchange Commission (“SEC”).

We caution investors, potential investors and others not to place considerable reliance on the forward-looking statements contained in this release. You are encouraged to read our filings with the SEC and any further disclosures we may make in our future reports to the SEC, available at www.sec.gov, on our website, or otherwise, for a discussion of these and other risks and uncertainties. Our forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update or revise any of these statements, even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Millions Except Per Share Amounts)

	Thirteen Weeks Ended
	May 2, 2026	May 3, 2025
Net sales	$14,323	$13,111
Cost of sales, including buying and occupancy costs	9,843	9,246
Selling, general and administrative expenses	2,794	2,549
Interest (income) expense, net	(35)	(30)
Income before income taxes	1,721	1,346
Provision for income taxes	389	310
Net income	$1,332	$1,036
Diluted earnings per share	$1.19	$0.92
Cash dividends declared per share	$0.480	$0.425
Weighted average common shares – diluted	1,120	1,132

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	May 2, 2026	May 3, 2025
Assets
Current assets:
Cash and cash equivalents	$5,580	$4,255
Accounts receivable and other current assets	1,385	1,213
Merchandise inventories	7,675	7,127
Total current assets	14,640	12,595
Net property at cost	8,447	7,554
Operating lease right of use assets	11,025	9,924
Goodwill	97	95
Other assets	1,949	1,690
Total assets	$36,158	$31,858
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$4,854	$4,414
Accrued expenses and other current liabilities	5,288	4,753
Current portion of operating lease liabilities	1,714	1,660
Current portion of long-term debt	999	—
Total current liabilities	12,855	10,827
Other long-term liabilities	1,123	972
Non-current deferred income taxes, net	310	154
Long-term operating lease liabilities	9,596	8,535
Long-term debt	1,871	2,867

Shareholders’ equity	10,403	8,503
Total liabilities and shareholders' equity	$36,158	$31,858

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	Thirteen Weeks Ended
	May 2, 2026	May 3, 2025
Cash flows from operating activities:
Net income	$1,332	$1,036
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	336	296
Deferred income tax provision	44	8
Share-based compensation	42	33
Changes in assets and liabilities:
Decrease (increase) in accounts receivable and other assets	393	(34)
(Increase) in merchandise inventories	(382)	(604)
(Increase) decrease in income taxes recoverable	(56)	25
Increase in accounts payable	282	101
(Decrease) in accrued expenses and other liabilities	(782)	(540)
(Decrease) in net operating lease liabilities	(5)	(8)
Other, net	(85)	81
Net cash provided by operating activities	1,119	394
Cash flows from investing activities:
Property additions	(662)	(497)
Purchase of equity investments	(5)	—
Purchases of investments	(20)	(17)
Sales and maturities of investments	14	11
Net cash (used in) investing activities	(673)	(503)
Cash flows from financing activities:
Payments for repurchase of common stock	(604)	(613)
Cash dividends paid	(474)	(424)
Proceeds from issuance of common stock	70	50
Other	(73)	(61)
Net cash (used in) financing activities	(1,081)	(1,048)
Effect of exchange rate changes on cash	(15)	77
Net (decrease) in cash and cash equivalents	(650)	(1,080)
Cash and cash equivalents at beginning of year	6,230	5,335
Cash and cash equivalents at end of period	$5,580	$4,255

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Millions)

	Thirteen Weeks Ended
	May 2, 2026	May 3, 2025
Net sales:
United States:
Marmaxx	$8,650	$8,052
HomeGoods	2,506	2,254
TJX Canada	1,285	1,144
TJX International	1,882	1,661
Total net sales	$14,323	$13,111
Segment profit:
United States:
Marmaxx	$1,269	$1,107
HomeGoods	323	230
TJX Canada	150	122
TJX International	87	72
Total segment profit	$1,829	$1,531
General corporate expense	143	215
Interest (income) expense, net	(35)	(30)
Income before income taxes	$1,721	$1,346

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1.During the first quarter ended May 2, 2026, the Company returned $1.1 billion to shareholders. The Company repurchased and retired 3.8 million shares of its common stock at a cost of $604 million and paid $471 million in shareholder dividends. In February 2026, the Company announced that the Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $3.0 billion of TJX common stock from time to time. Under this program and previously announced programs, TJX had approximately $3.5 billion available for repurchase as of May 2, 2026.